Keryx Reports Results of Open Label Extension Study Examining Long-Term Use of Zerenex, an Iron-Based Phosphate Binder, for the Treatment of Hyperphosphatemia

Serum phosphorus well-controlled and drug well-tolerated in 29 patients followed for up to one year

Data suggests the potential for reduced need of IV iron and EPO

NEW YORK, NY September 23, 2009 –Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced results of the Open Label Extension (OLE) trial of Zerenex (ferric citrate) for the treatment of elevated serum phosphorous levels, or hyperphosphatemia, in patients with end-stage renal disease (ESRD) on dialysis. The OLE trial, conducted in Taiwan, enrolled 29 of the 37 Taiwanese patients that had completed the randomized, multi-center, multi-national (United States and Taiwan) dose-ranging Phase 2 study.  This OLE represents the first trial to examine the long-term safety and efficacy of Zerenex as a phosphate binder.  The treatment period in all previous Zerenex Phase 2 clinical trials did not exceed 28 days.

The OLE trial provided for a daily dose, ranging from 2 to 6 g/day of Zerenex, for a period of up to one year following completion of the 28-day, dose-ranging Phase 2 study.  The average duration of the patients’ participation in the OLE trial was 306 +/- 85 days.

Data from the OLE trial indicate that the mean serum phosphorus level throughout the trial was 5.22 +/- 0.18 mg/dL, and the mean product of calcium times phosphate (CaxP) was 49.06 +/- 2.15 mg2/dL2, both within the normal range as recommended by the KDOQI guidelines.  In addition, during the OLE trial, the administration of IV iron as a supplement was withheld in 8 patients (27.6%) for periods ranging from 3 to 6 months and the administration of EPO was withheld in 8 patients (27.6%) for short periods because the hemoglobin, hematocrit, and iron parameters were within normal clinical ranges as assessed by the investigator.  There were no signs of potential iron overload in the study patients, and there were no Zerenex-related serious adverse events as noted by either the patient or investigator.

Ron Bentsur, CEO of Keryx Biopharmaceuticals, stated "We are very excited about this long-term data for Zerenex.  The study suggests that Zerenex can maintain patients within the normal serum phosphorous range for extended periods of time and that the drug appears to be well-tolerated.”  Mr. Bentsur added, “We are also very encouraged by the emerging data suggesting that Zerenex may reduce the need for IV iron or EPO in this dialysis patient population, and should the results be replicated in the upcoming Phase 3 program, this could represent a significant clinical and cost advantage to the patient and the doctor.”

ABOUT HYPERPHOSPHATEMIA

In the United States, according to data from the U.S. Renal Data System, there are approximately 485,000 patients with end-stage renal disease, or ESRD, and the number of ESRD patients is projected to rise 60% to approximately 785,000 by 2020. The majority of ESRD patients, over 350,000, require dialysis. Phosphate retention and the resulting hyperphosphatemia in patients with ESRD on dialysis are usually associated with secondary hyperparathyroidism (and its related cardiovascular complications), renal osteodystrophy and soft tissue mineralization. ESRD patients usually require treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. The need for alternative phosphate-binding agents has long been recognized, especially given the increasing prevalence of ESRD as well as shortcomings with current therapies. Zerenex has the potential to be an effective and safe treatment in lowering and/or maintaining normal serum phosphorus levels in patients with ESRD and hyperphosphatemia.

The market for phosphate binders to treat hyperphosphatemia in ESRD patients in the U.S. exceeded $600 million in 2008, and has grown approximately 25% per annum over the last five years.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types, with a Phase 3 in multiple myeloma, under Special Protocol Assessment (SPA), pending commencement by year-end. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, and Keryx is in the process of finalizing the U.S. Phase 3 program for Zerenex in consultation with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Zerenex (ferric citrate), may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete clinical trials for Zerenex; our ability to meet anticipated development timelines for Zerenex due to recruitment, clinical trial results, manufacturing capabilities or other factors; our ability to replicate in our planned Phase 3 clinical program the efficacy and safety of Zerenex observed in the previous Phase 2 and the OLE clinical trials, and the effects on IV iron and EPO use observed in the OLE trial; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.